Exhibit 99.1

Zymeworks Announces Agreement with Pfizer and Initiation of a New Phase 2 Trial

Evaluating ZW25 in Combination with Ibrance® (palbociclib)

•	Potential for a Novel Chemotherapy-Free Treatment Option for People with Advanced HER2-positive, HR-positive Breast Cancer

VANCOUVER, British Columbia (January 12, 2020) – Zymeworks Inc. (NYSE: ZYME), a clinical-stage biopharmaceutical company developing multifunctional therapeutics, today announced the initiation of a Phase 2 trial evaluating ZW25 combination therapy and an agreement with Pfizer which advances the study. Zymeworks’ HER2-targeted bispecific antibody ZW25 is being evaluated in combination with Pfizer’s Ibrance® (palbociclib), an oral CDK4/6 inhibitor, and the hormone therapy fulvestrant in patients with previously-treated locally advanced and/or metastatic HER2-positive, HR-positive breast cancer. Zymeworks will sponsor the study, and Pfizer will provide palbociclib.

“The initiation of this Phase 2 trial and collaboration with Pfizer mark significant milestones in our progress towards establishing ZW25 as the foundational HER2 therapy in multiple regimens across breast and other cancers,” said Diana Hausman, M.D., Chief Medical Officer at Zymeworks. “Together, ZW25 and palbociclib have the potential to improve anti-tumor activity and minimize side effects for people living with advanced HER2-positive, HR-positive breast cancer.”

This Phase 2 clinical trial is a multicenter, open-label, two-part study (clinicaltrials.gov: NCT04224272). Part one of the study will evaluate the safety and tolerability of ZW25 in combination with palbociclib and fulvestrant and identify the recommended doses (RD) of ZW25 and palbociclib. Part two of the study will evaluate anti-tumor activity at the RD level. The trial will enroll up to 76 patients at sites in the United States and Canada, and expansion to Spain is planned.

ZW25 is being evaluated within a broad clinical development program in multiple HER2-expressing cancers, including biliary tract, gastroesophageal adenocarcinoma (GEA), breast, colorectal, and gynecologic cancers. In an ongoing Phase 1 clinical trial, Zymeworks is evaluating ZW25 as a single agent and in combination with chemotherapy as potential treatments for patients with HER2-expressing cancers (clinicaltrials.gov: NCT02892123). For patients with HER2-positive GEA, ZW25 is being studied in a Phase 2 trial as a first-line treatment in combination with standard of care chemotherapy (clinicaltrials.gov: NCT03929666). Zymeworks plans to initiate a registration-enabling Phase 2 trial in previously-treated or recurrent HER2-positive biliary tract cancer in 2020.

About Breast Cancer

Breast cancer occurs when cells of the breast grow uncontrollably. According to the World Health Organization, each year, over 2 million new cases of breast cancer are diagnosed and over 600,000 deaths occur globally. Rates are increasing in nearly every region of the world. For locally advanced or metastatic breast cancer, the American Cancer Society estimates over 271,000 new US cases in men and women this year. About 15 to 20 percent of all breast cancers are positive for human epidermal growth factor receptor 2, or HER2. These cancers make too much HER2 protein, which may cause them to grow more quickly and spread to other parts of the body. Despite the advances with available HER2-targeted therapies, there is still an unmet medical need for people with all HER2-expressing cancers, particularly recurrent or metastatic disease that has progressed after standard of care therapy.

About ZW25

ZW25 is being evaluated in Phase 1 and Phase 2 clinical trials across North America and South Korea. It is a bispecific antibody, based on Zymeworks’ Azymetric™ platform, that can simultaneously bind two non-overlapping epitopes of HER2, known as biparatopic binding. This unique design results in multiple mechanisms of action including dual HER2 signal blockade, increased binding and removal of HER2 protein from the cell surface, and potent effector function leading to encouraging anti-tumor activity in patients. Zymeworks is developing ZW25 as a HER2-targeted treatment option for patients with solid tumors that express HER2. The FDA has granted Fast Track designation to ZW25 for first-line gastroesophageal adenocarcinoma in combination with standard of care chemotherapy and Orphan Drug designation to ZW25 for the treatment of both gastric and ovarian cancers.

About Zymeworks Inc.

Zymeworks is a clinical-stage biopharmaceutical company dedicated to the development of next-generation multifunctional biotherapeutics. Zymeworks’ suite of therapeutic platforms and its fully integrated drug development engine enable precise engineering of highly differentiated product candidates. Zymeworks’ lead clinical candidate, ZW25, is a novel Azymetric™ bispecific antibody currently in Phase 2 clinical development. Zymeworks’ second clinical candidate, ZW49, is a bispecific antibody-drug conjugate currently in Phase 1 clinical development and combines the unique design and antibody framework of ZW25 with Zymeworks’ proprietary ZymeLink™ cytotoxic payload. Zymeworks is also advancing a deep preclinical pipeline in oncology (including immuno-oncology agents) and other therapeutic areas. In addition, its therapeutic platforms are being leveraged through strategic partnerships with nine biopharmaceutical companies. For more information, visit www.zymeworks.com.

Cautionary Note Regarding Zymeworks’ Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of Canadian securities laws, or collectively, forward-looking statements. Forward-looking statements in this news release include statements that relate to ZW25 and its potential as an anti-cancer treatment, Zymeworks’ collaboration with Pfizer and the potential efficacy of ZW25 in combination with palbociclib, Zymeworks’ clinical plans and future results, Zymeworks’ technology platform, and other information that is not historical information. When used herein, words such as “will”, “believe”, “may”, “plan”, and similar expressions are intended to identify forward-looking statements. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking. All forward-looking statements are based upon Zymeworks’ current expectations and various assumptions. Zymeworks believes there is a reasonable basis for its expectations and beliefs, but they are inherently uncertain. Zymeworks may not realize its expectations, and its beliefs may not prove correct. Actual results could differ materially from those described or implied by such forward-looking statements as a result of various factors, including, without limitation, market conditions and the factors described under “Risk Factors” in Zymeworks’ Quarterly Report on Form 10-Q for the three month period ended September 30, 2019 (a copy of which may be obtained at www.sec.gov and www.sedar.com). Consequently, forward-looking statements should be regarded solely as Zymeworks’ current plans, estimates and beliefs. You should not place undue reliance on forward-looking statements. Zymeworks cannot guarantee future results, events, levels of activity, performance, or achievements. Zymeworks does not undertake and specifically declines any obligation to update, republish, or revise any forward-looking statements to reflect new information, future events or circumstances, or to reflect the occurrences of unanticipated events, except as may be required by law.

Contacts:

Investor Inquiries:

Ryan Dercho, Ph.D.

(604) 678-1388

ir@zymeworks.com

Tiffany Tolmie

(604) 678-1388

ir@zymeworks.com

Media Inquiries:

Kavita Shah, Ph.D.

(604) 678-1388

media@zymeworks.com